As filed with the Securities and Exchange Commission on October 2, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Stitch Fix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-5026540
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
1 Montgomery Street, Suite 1500
San Francisco, California 94104
(Address of principal executive offices) (Zip code)

Stitch Fix, Inc. 2017 Incentive Plan
(Full title of the plan)

Katrina Lake
Chief Executive Officer
Stitch Fix, Inc.
1 Montgomery Street, Suite 1500
San Francisco, California 94104
(415) 882-7765
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Jodie Bourdet David Peinsipp Siana Lowrey Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Scott Darling Casey O’Connor Stephanie Tang Stitch Fix, Inc. 1 Montgomery Street, Suite 1500 San Francisco, California 94104 (415) 882-7765

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.00002 per share	5,069,874 shares(2)	$18.29(3)	$92,727,995.46	$12,036.10

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected which results in an increase in the number of Registrant’s outstanding shares of Class A common stock, as applicable.

(2)
Represents shares of Class A common stock that were added to the shares reserved for future issuance under the 2017 Plan on August 4, 2019 pursuant to approval of the Registrant’s board of directors (the “Board”) in connection with an “evergreen” provision contained in the 2017 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2017 Plan may be increased by the Board as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5.0% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. On January 24, 2019, the Board approved an increase to the shares reserved for issuance under the 2017 Plan as of August 4, 2019, the first day of the Registrant’s 2020 fiscal year, by the number of shares of the Registrant’s Class A common stock equal to 5% of the total number of shares of capital stock outstanding on August 3, 2019, the final day of the Registrant’s 2019 fiscal year.

(3)
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $18.29 per share, the average of the high and low prices of the Registrant’s Class A common stock on September 27, 2019 as reported on the Nasdaq Global Select Market.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Stitch Fix, Inc. (the “Registrant”) for the purpose of registering additional securities of Registrant’s Class A common stock that have become reserved for issuance by the board of directors of the Registrant (the “Board”) in connection with an “evergreen” provision in the 2017 Equity Incentive Plan (the “2017 Plan”), which provides that the total number of shares subject to such plan may be increased by the board of directors as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5.0% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. On January 24, 2019, the Board approved an increase to the shares reserved for issuance under the 2017 Plan as of August 4, 2019, the first day of the Registrant’s 2020 fiscal year, by the number of shares of the Registrant’s Class A common stock equal to 5% of the total number of shares of capital stock outstanding on August 3, 2019, the final day of the Registrant’s 2019 fiscal year. These additional shares of Registrant’s Class A common stock are securities of the same class as other securities for which an original Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on November 17, 2017 (File No. 333-221650). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of such prior Registration Statement.

PART II
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 3, 2019 filed with the Commission on October 2, 2019.
(b)    The description of the Registrant’s Class A common stock that is contained in a registration statement on Form 8-A filed on November 13, 2017 (File No. 001-38291) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
(c)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.    EXHIBITS

		Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
4.1	Amended and Restated Certificate of Incorporation of Stitch Fix, Inc.	8-K	001-38291	3.1	11/21/2017
4.2	Amended and Restated Bylaws of Stitch Fix, Inc.	8-K	001-38291	3.2	11/21/2017
4.3	Form of Class A Common Stock Certificate.	S-1/A	333-221014	4.1	11/6/2017
5.1*	Opinion of Cooley LLP.					X
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).					X
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X
24.1*	Power of Attorney (included on the signature page).					X
99.1	Stitch Fix, Inc. 2017 Incentive Plan.	10-K	001-38291	10.4	10/3/2018
99.2	Forms of stock option grant notice, stock option agreement and notice of exercise under the Stitch Fix, Inc. 2017 Incentive Plan.	S-1/A	333-221014	10.5	11/6/2017
99.3	Forms of restricted stock unit grant notice and award agreement under the Stitch Fix, Inc. 2017 Incentive Plan.	S-1/A	333-221014	10.6	11/6/2017

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 2, 2019.
STITCH FIX, INC.

By:	/s/ Katrina Lake
Katrina Lake
Founder, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Katrina Lake, Paul Yee and Scott Darling, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Katrina Lake	Founder, Chief Executive Officer and Director	October 2, 2019
Katrina Lake	(Principal Executive Officer)

/s/ Paul Yee	Chief Financial Officer	October 2, 2019
Paul Yee	(Principal Financial and Accounting Officer)

/s/ Steven Anderson	Director	October 2, 2019
Steven Anderson

/s/ J. William Gurley	Director	October 2, 2019
J. William Gurley

/s/ Marka Hansen	Director	October 2, 2019
Marka Hansen

/s/ Kirsten Lynch	Director	October 2, 2019
Kirsten Lynch

/s/ Sharon McCollam	Director	October 2, 2019
Sharon McCollam

/s/ Mikkel Svane	Director	October 2, 2019
Mikkel Svane

/s/ Elizabeth Williams	Director	October 2, 2019
Elizabeth Williams